Exhibit 10.25

ACTUANT CORPORATION

LONG TERM INCENTIVE PLAN

ACTUANT CORPORATION

LONG TERM INCENTIVE PLAN

I. INTRODUCTION

1.01 Purpose and Effective Date. This plan shall be known as the Actuant Corporation Long Term Incentive Plan (the “Plan”). The purpose of the Plan is to provide an incentive for key officers of Actuant Corporation (the “Company”) to improve corporate performance on a long-term basis, by providing each participating officer with an opportunity to receive a cash incentive payment based on the stock price of the Company. The Plan shall be effective May 1, 2006, subject to approval of the Plan by the Company’s shareholders.

1.02 Code Section 409A Compliance. The Plan is a nonqualified deferred compensation plan subject to the provisions of Code Section 409A. Accordingly, the Plan shall at all times be interpreted and administered in a manner consistent with Code Section 409A and applicable IRS guidance issued thereunder, notwithstanding any provision of the Plan to the contrary.

II. PLAN DEFINITIONS

For Plan purposes, except where the context clearly indicates otherwise, the following terms shall have the meanings set forth below:

(a) “Board” shall mean the Board of Directors of the Company.

(b) “Cause” shall mean “cause” as defined in any employment agreement then in effect between a Participant and the Company, or if not defined therein, or if there is no such agreement, the Participant’s (i) embezzlement, misappropriation of corporate funds, or other material acts of dishonesty; (ii) commission or conviction of any felony, or of any misdemeanor involving moral turpitude, or entry of a plea of guilty or nolo contendere to any felony or misdemeanor; (iii) engagement in any activity that the Participant knows or should know could harm the business or reputation of the Company; (iv) material failure to adhere to the Company’s corporate codes, policies or procedures as in effect from time to time; (v) violation of any statutory, contractual, or common law duty or obligation to the Company, including, without limitation, the duty of loyalty; (vi) material breach of any confidentiality or non-competition covenant entered into between the Participant and the Company; or

(vii) willful and continued failure substantially to perform his duties as an officer of the Company (unless the Participant’s failure to perform his duties results from his incapacity due to physical or mental illness). The determination of the existence of Cause shall be made by the Committee in good faith, and such determination shall be conclusive for purposes of the Plan.

(c) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(d) “Committee” shall mean the Compensation Committee of the Board, as described in Section 3.01.

(e) “Company” shall mean Actuant Corporation, or any entity that is a successor to the Company.

(f) “Company Stock” shall mean common stock of the Company and such other stock and securities as may be substituted therefor pursuant to Section 5.02.

(g) “Effective Date” shall mean May 1, 2006.

(h) “Fair Market Value” on any date shall mean, with respect to Company Stock, if the stock is then listed and traded on a registered national securities exchange, or is quoted in the NASDAQ National Market System, the mean of the high and low sale prices recorded in composite transactions. In the absence of reported sales on such date, or if the stock is not so listed or quoted, but is traded in the over-the-counter market, “Fair Market Value” shall be the mean of the closing bid and asked prices for such shares on such date or, if not so reported as obtained from a bona fide market maker in such shares.

(i) “LTI Payment” shall mean the payment amount determined in accordance with Section VII of the Plan.

(j) “LTI Payout Pool” shall mean the dollar amount determined in accordance with Section VI of the Plan.

(k) “Participant” shall mean each participating officer named in Section IV.

(l) “Performance Measurement Period” shall mean the period described in Section 5.01.

(m) “Performance Target” shall mean the economic performance measure described in Section 5.02.

(n) “Plan” shall mean the Actuant Corporation Long Term Incentive Plan, as amended from time to time.

(o) “Plan Year” shall mean each 12-month period beginning May 1 and ending the following April 30.

(p) “Trading Day” shall mean a day on which the New York Stock Exchange is open for trading.

III. PLAN ADMINISTRATION

3.01 Administration by the Committee. The Plan shall be administered by the Committee, or such other committee of the Board as the Board may from time to time determine. The Committee shall be constituted so as to permit the Plan to comply with the provisions of Code Section 162(m).

3.02 Committee Powers. The Committee is empowered to adopt such rules, regulations and procedures and take such other action as it shall deem necessary or proper for the administration of the Plan. The Committee shall also have the discretionary authority to interpret the Plan, and the decision of the Committee on any questions concerning the interpretation of the Plan shall be final and conclusive on all parties and their legal representatives. Payment will be made under the Plan only if the Committee determines in its discretion that the applicant is entitled to receive it. The Committee may consult with counsel, who may be counsel for the Company, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel.

IV. PARTICIPANTS

The following key officers of the Company shall be eligible to participate in the Plan:

(a) Robert Arzbaecher;

(b) William Blackmore;

(c) Mark Goldstein; and

(d) Andrew Lampereur.

V. PERFORMANCE MEASUREMENT

5.01 Performance Measurement Period. The Plan shall utilize a performance measurement period of eight (8) Plan Years (the “Performance Measurement Period”), which period shall begin on the Effective Date.

5.02 Performance Target. LTI Payments under the Plan shall be based on the achievement by the Company of an economic performance measure (the “Performance Target”) during the Performance Measurement Period. The Performance Target under the Plan is as follows:

At any time during the Performance Measurement Period, the Fair Market Value of Company Stock is $100 per share and remains at $100 per share for 30 consecutive Trading Days.

If there is any change in the outstanding shares of Company Stock by reason of a stock dividend or distribution, stock split, spin-off, split-off, spin-out, recapitalization, merger, consolidation, reorganization, combination, or exchange of shares, the stock price component of the Performance Target described above shall be equitably adjusted by the Committee, in its sole discretion, to give proper effect to such change.

VI. LTI PAYOUT POOL

The “LTI Payout Pool” is the amount determined in accordance with the following matrix and rules:

Time to Achieve Performance Target After Effective Date	LTI Payout Pool
Less than 5 Plan Years	$20 Million
5 Plan Years	$20 Million
6 Plan Years	$16.6 Million
7 Plan Years	$13.3 Million
8 Plan Years	$10 Million
More than 8 Plan Years	$0

If the Performance Target is not achieved within the first five (5) Plan Years after the Effective Date, the LTIP Payout Pool is reduced on a pro rata basis by month (based on completed months) until it equals $10 Million if the Performance Target is achieved by the end of the Performance Measurement Period. In no event may the LTI Payout Pool be increased.

VII. LTI PAYMENTS

7.01 LTI Payment Amount. Subject to the conditions of the Plan, if the Performance Target is achieved during the Performance Measurement Period, each Participant who is both (i) employed by the Company on the date the Performance Target is achieved and (ii) employed by the Company on the fifth anniversary of the Effective Date shall be entitled to receive a long term incentive payment (“LTI Payment”) under the Plan. The amount of the Participant’s LTI Payment will be determined in accordance with the following formula and matrix:

LTI Payment = [LTI Payout Pool] x [Share of LTI Payout Pool]

Participant	Share of LTI Payout Pool
Robert Arzbaecher	50.00%
William Blackmore	16.66%
Mark Goldstein	16.66%
Andrew Lampereur	16.66%

No LTI Payment shall be paid under the Plan if the Performance Target is not achieved during the Performance Measurement Period. In addition, in no event may a Participant’s share of the LTI Payout Pool be increased in any way, including as a result of the reduction of any other Participant’s LTI Payment.

7.02 Special Situations Affecting LTI Payments.

Notwithstanding any provision of the Plan to the contrary:

(a) If the Performance Target is achieved during the Performance Measurement Period, a Participant whose employment is involuntarily terminated for any reason (other than death or for Cause) after the Performance Target is achieved but before the LTI Payment is paid will be eligible to receive an LTI Payment, the amount of which will be determined in accordance with Section 7.01.

(b) If the Performance Target is achieved during the Performance Measurement Period, and a Participant dies while employed after the Performance Target is achieved but before the LTI Payment is paid, the beneficiary named by the Participant under the Company’s Group Life Insurance Plan shall be eligible to receive an LTI Payment, the amount of which will be determined in accordance with Section 7.01.

(c) A Participant’s rights with respect to any LTI Payment under this Plan shall be immediately forfeited in the event that (i) the Participant’s employment is terminated for Cause, or (ii) the Participant breaches any written covenants specified in the Participant’s employment agreement or any non-compete agreement relating to the Participant’s competition with the Company.

VIII. PAYMENT OF LTI PAYMENTS

LTI Payments earned under Section VII of the Plan shall be paid in a single lump sum in cash as soon as administratively practicable following the later of (i) the date the Performance Target is achieved during the Performance Measurement Period or (ii) the fifth anniversary of the Effective Date. Any change to the payment date of the LTI Payments shall comply with the requirements of Code Section 409A and applicable IRS guidance issued thereunder.

IX. AMENDMENT AND TERMINATION

The Board may from time to time amend, modify, suspend or terminate the Plan; provided, however, that (i) no such action shall be made without shareholder approval where such approval would be required in order to comply with the provisions of Code Section 162(m) or other applicable laws, regulations, or stock exchange rules, and (ii) no such action shall, without the consent of the Participant, alter or impair a Participant’s right to receive an LTI Payment to which the Participant became entitled on or before the date of such action.

X. EXPIRATION OF THE PLAN

The Plan will automatically terminate eight (8) Plan Years after the Effective Date of the Plan.

XI. GENERAL PROVISIONS

11.01 Nontransferability. No LTI Payment shall be transferable by a Participant otherwise than by will or the laws of descent and distribution.

11.02 Tax Withholding. All payments made pursuant to the Plan shall be subject to applicable federal, state and local income and/or employment tax withholding requirements.

11.03 No Guarantee of Employment. Participation in the Plan shall not confer on any Participant a right to continue to serve the Company as an officer or otherwise. This Plan shall in no way limit the right of the Company, subject to the terms of any separate employment agreement to the contrary, at any time to terminate a Participant’s employment, or to increase or decrease the compensation of the Participant from the rate at the time of the Effective Date.

11.04 Governing Law. Except as otherwise required by applicable federal laws, the Plan shall be governed by, and construed in accordance with, the laws of the State of Wisconsin (without regard to any state’s principles of conflicts of laws).

11.05 Severability. If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts of this Plan, but this Plan shall be construed and enforced as if said illegal or invalid provision had never been included herein.